                                                                     EXHIBIT 8.1

                         PILLSBURY MADISON & SUTRO LLP
                             235 Montgomery Street
                 San Francisco, California 94104 (415) 983-1000

                                                               November 25, 1996

InterMedia Capital Partners IV, L.P.
InterMedia Partners IV, Capital Corp.
235 Montgomery Street
Suite 420
San Francisco, CA 94104

Ladies and Gentlemen:

     This opinion is being delivered in connection with the proposed joint and several offer to exchange (the "Exchange Offer") by InterMedia Capital Partners IV, L.P. ("ICP-IV") and InterMedia Partners IV, Capital Corp. ("IPCC," and together with ICP-IV, the "Issuers") their 11-1/4 Senior Notes Due 2006 (the "Exchange Notes") for any and all of their 11-1/4 Senior Notes Due 2006 (the "Old Notes"). The Exchange Notes are to be issued pursuant to a Registration Statement on Form S-4 (the "Registration Statement"), Registration No. 333-11893, filed by the Issuers with the Securities and Exchange Commission under the Securities Act of 1933. The Exchange Notes will be issued under an Indenture, dated as of July 30, 1996 (the "Indenture"), among ICP-IV, IPCC and the Bank of New York, N.A. as Trustee (the "Trustee"), in substantially the form filed as Exhibit 4.4.

     It is our opinion that the discussion set forth under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement describes the material federal income tax considerations relevant to holders exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.





                                           /s/ PILLSBURY MADISON & SUTRO LLP